Exhibit 99.1

OptimizeRx to Participate at ROTH London Conference on June 19-20, 2018

ROCHESTER, Mich., & London, U.K., (June 12, 2018) — OptimizeRx Corp. (OTCQB: OPRX), the nation's leading provider of digital health messaging for the pharmaceutical industry, has been invited to participate at the ROTH London Conference being held on June 19-20, 2018 at the Dorchester Hotel in London, U.K.

OptimizeRx CEO William Febbo is scheduled to participate in one-on-one meetings. He will discuss a number of topics, including the company’s record Q1 results and expanded exclusive partnership with Allscripts. He will also discuss the company’s growing network that now reaches more than half of the ambulatory patient market in the U.S., and provide details around the company’s new expansion into Europe through its partnership with UK-based Patient Connect.

The ROTH London Conference will give investors extensive interaction and one-on-one/small group meetings with management teams from ~50 small/mid-cap companies in the technology, cleantech and industrial sectors, and provide in-depth insights into each of them.

The event is for institutional clients of ROTH and is by invitation only. To schedule a one-on-one meeting with OptimizeRx, please contact your ROTH sales representative at (949) 720-5700 or conference@roth.com. For any questions about OptimizeRx, contact Ron Both of CMA at (949) 432-7557 or submit your request here.

About ROTH Capital Partners

ROTH Capital Partners, LLC is a relationship-driven investment bank focused on serving emerging growth companies and their investors. As a full-service investment bank, ROTH provides capital raising, M&A advisory, analytical research, trading, market-making services and corporate access. Headquartered in Newport Beach, CA, ROTH is privately-held and employee owned, and maintains offices throughout the U.S. For more information on ROTH, please visit www.roth.com.

About OptimizeRx

OptimizeRx® (OTCQB: OPRX) is one of the nation’s leading providers of digital health messaging via electronic health records (EHRs), providing a direct channel for pharma companies to communicate with healthcare providers. The company’s cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education, and critical clinical information. The company’s network is comprised of leading EHR platforms like Allscripts, Amazing Charts and Quest, and provides more than half of the ambulatory patient market with access to these benefits within their workflow at the point-of-care. For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact:

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Investor Relations Contact for OptimizeRx:

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team